Exhibit 10.11

AGREEMENT OF PURCHASE AND SALE OF ASSETS

This AGREEMENT OF PURCHASE AND SALE OF ASSETS is entered into as of the 31st day of October, 2002, by and between Daw Technologies, Inc., a Utah corporation, with its principal place of business at 2700 South 900 West, Salt Lake City, Utah 84119 (“Seller”), and Intelligent Enclosures Inc., a Utah corporation, presently having its principal office at 10223 South Calla Lily Way, Sandy, Utah 84092 (“Purchaser”).

WHEREAS, under the names “Intelligent Enclosures” and “iE,” Seller provides goods and services relating to the design, fabrication, assembly and installation of environmentally controlled “mini-enclosures” and related items on a worldwide basis, primarily from its offices in Salt Lake City, Utah and Atlanta, Georgia (the “Business”);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the Seller’s assets used in, and connected with, the Business, in exchange for cash, promissory notes, and an assumption of certain liabilities, upon the terms described in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.             Purchase and Sale of Assets.  At the Closing, as defined herein, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s interest in all of the tangible and intangible business assets, goodwill and rights owned by Seller and used in the operation of the Business (collectively referred to as “Seller’s Assets”), including (i) the right to use the business names “Intelligent Enclosures” and “iE,” and (ii) the assets listed in the Bill of Sale and Assignment attached hereto as Exhibit A, including items of personal property, purchase orders, work in process, receivables, inventory and contract rights.  Notwithstanding the foregoing, Purchaser agrees to promptly pay to Seller sixty five percent (65%) of all amounts received by Purchaser with respect to those items covered by purchase orders, work in process and receivables specifically listed in the Bill of Sale and Assignment.  It is the intent of the parties that the thirty five percent (35%) of purchase orders, work in process and receivables retained by Purchaser is, in part, to compensate Purchaser for certain liabilities and obligations of Seller assumed by Purchaser.  Seller shall transfer Seller’s Assets free and clear of all liabilities and liens except as may otherwise be provided in this Agreement.

2.             Purchase Price.

2.1           Purchase Price.  The purchase price which the Purchaser shall pay for the Seller’s Assets (the “Purchase Price”) shall be One Hundred Seven Thousand Five Hundred Dollars ($107,500.00).  The Purchase Price shall be paid by the Purchaser’s delivery to the Seller at Closing of (a) Thirty Eight Thousand Dollars ($38,000.00) cash; (b) a promissory note in the principal amount of Twelve Thousand Dollars ($12,000.00) due and payable on December 31, 2002, in the form of Exhibit B attached hereto; and (c) a promissory note in the principal amount of Fifty Seven

Thousand Five Hundred Dollars ($57,500.00) in the form of Exhibit C attached hereto, on which interest shall accrue at the rate of 6-1/2% per annum until December 31, 2003, after which the then unpaid principal balance and accrued interest shall be amortized over twenty four months with interest accruing on the unpaid balance at the rate of 6-1/2% per annum.

2.2           Allocation of Purchase Price.  The allocation of the Purchase Price for the Property for purposes of Section 1060 of the Internal Revenue Code shall be as set forth in Exhibit G attached hereto.  The Purchaser and the Seller shall agree to be bound by such allocation and to complete and attach Internal Revenue Service Form 8594 to their respective tax returns accordingly.

2.3           Liabilities Undertaking.  At the Closing, Purchaser shall execute and deliver to Seller a Liabilities Undertaking in the form of the attached Exhibit D, pursuant to which Purchaser agrees to pay or discharge those obligations of the Seller relating to the Seller’s Assets that are specifically set forth therein.

2.4           Employees.  At the Closing, Roderick C. St.Vaughan, Yancy S. Rod, Robert C. MacGregor, Kevin Shankwiler, Jeff Gates and Andy Michaud shall cease being employees of Seller and shall become employees of Purchaser.

3.             Closing.  The Closing shall take place at 10:00 a.m. on October  31, 2002, in the offices of the Seller, or at such other time and place as the parties agree.

4.             Seller’s Obligations at Closing; Further Assurances.

4.1           At the Closing, Seller shall deliver to Purchaser:

4.1.1 a Bill of Sale and Assignment executed by Seller in the form attached as Exhibit A, pursuant to which Seller shall transfer to Purchaser all of Seller’s right title and interest in the Seller’s Assets;

4.1.2  an Intellectual Property Assignment executed by Seller in the form attached as Exhibit E, pursuant to which Seller shall transfer and assign to Purchaser all of Seller’s interest in certain intellectual property related to the Business;

4.1.3  a Domain Name Assignment executed by Seller in the form attached as Exhibit F, pursuant to which Seller shall transfer and assign to Purchaser all of Seller’s interest in certain domain names related to the Business;

4.1.4  any other instruments of assignment and transfer necessary to vest in Purchaser good and marketable title to Seller’s Assets;

4.1.5  all contracts and records relating to Seller’s Assets; and

4.1.6  all documents required by this Agreement.

4.2           At any time during the first twelve (12) months after the Closing, Seller shall sign and/or deliver to Purchaser any documents reasonably requested by Purchaser to transfer and assign any of the Seller’s Assets to Purchaser, and to confirm Purchaser’s title to Seller’s Assets.  During the first twelve (12) months after the Closing, Seller shall assist Purchaser, as reasonably requested by Purchaser, in confirming title to the Seller’s Assets in Purchaser and in collecting or enforcing receivables or other contract rights included as part of the Seller’s Assets.

5.             Representations and Warranties by Seller.  With respect to the business of Seller related to the Seller’s Assets, and with respect to the Seller’s Assets, Seller represents and warrants to Purchaser as follows:

5.1           Organization, Standing and Qualification.  Daw Technologies, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, transacting the Business under the names “Intelligent Enclosures” and “iE.”  Seller has all requisite corporate or other power and authority and is entitled to carry on the Business as now being conducted and to own, lease or operate its properties as and in the places where such Business is now conducted.

5.2           Execution and Performance of Agreement; Authority.  The performance of this Agreement by Seller will not result in a default or breach of any other agreement to which Seller is a party.  Seller has the authority to enter into this Agreement.

5.3           Absence of Undisclosed Material Liabilities.  Except as may be set forth in Schedule 5.3, or as disclosed to Purchaser in writing before the Closing, Seller has no material debts, liabilities or obligations relating to the Business that may adversely affect the Seller’s Assets.

5.4           Taxes.  To the best of Seller’s knowledge, all taxes and assessments imposed by any taxing authority, whether federal, state, local, foreign or otherwise which are due or payable by Seller arising out of the Business or the Seller’s Assets, and all interest and penalties thereon, have been paid in full. All tax returns required to be filed have been accurately prepared and filed and all deposits required to be made by Seller with respect to employees’ withholding taxes have been made.

5.5           Absence of Changes or Events.  Between the date of this Agreement and the Closing, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Business or the Seller’s Assets, and no event has occurred or circumstance exists that may result in such a material adverse change.

5.6           Litigation.  To the best of Seller’s knowledge there is no claim, order, investigation or other proceeding against Seller, its employees, properties, or business or the transactions contemplated by this Agreement that would adversely affect the Business or the Seller’s Assets, and Seller knows of no basis for the same.

5.7           Compliance With Laws and Other Instruments.  To the best of Seller’s knowledge, Seller has complied with all laws applicable to the Business or to the Seller’s Assets.  The ownership and use of Seller’s Assets as well as the conduct of the Business will not conflict with the rights of any other person or entity, and will not cause a default under any agreement to which Seller is a party.  Seller is not aware of any proposed laws, condemnations or other proceedings that would adversely affect the Business or Seller’s Assets.

5.8           Title to Properties.  Seller has good title to Seller’s Assets.  None of Seller’s Assets are subject to any lien, lease, license, or adverse claim except (i) as expressly set forth in the schedules attached to this Agreement, or (ii) insubstantial imperfections of title which have arisen in the ordinary course of business.  Seller makes no representations as to the condition and repair of the assets, and Purchaser agrees to take the assets “AS IS,” and “WHERE IS.”

5.9           Environmental Compliance.  To the best of Seller’s knowledge: (a) the Business is being operated in compliance with all environmental laws and with all terms of required permits and licenses, (b) Seller is not aware of any circumstances that may interfere with its compliance with environmental laws or which may give rise to any liability, or which would otherwise form the basis of any claim or investigation, and that is based on Seller’s manufacture, storage, disposal, transport, or handling, or the release into the environment, of any hazardous substance, (c) there is no claim, investigation, or proceeding pending or threatened against Seller, in connection with the Business or the Seller’s Assets relating to environmental laws, and (d) Seller currently maintains all material government permits, licenses and agreements required to operate  the Business and to own the Seller’s Assets, and has complied with all requirements relating thereto.

5.10         No Guaranty.  No obligation of Seller relating to the Business or to the Seller’s Assets is guaranteed by any other person or entity, nor has Seller guaranteed any obligation of any other person or entity related to the Business or to the Seller’s Assets.

5.11         Receivables.  All Seller’s receivables relating to the Business that are included in the Seller’s Assets have arisen only from transactions in the ordinary course of business and are collectible within 90 days after each receivable arose, without offset or resort to litigation.

5.12         Records.  The accounting books of Seller relating to the Business and to the Seller’s Assets are complete and correct, and to the best of Seller’s knowledge, no transactions which are required to be recorded therein have been omitted.

5.13         Absence of Certain Business Practices.  To the best of Seller’s knowledge, neither Seller nor any employee or agent of Seller have within the past five years agreed to give any gift to any customer, supplier, government employee or other person who may be in a position to help or hinder the Business which (i) might subject Seller to liability in any proceeding, (ii) if not given in the past, might have had an adverse effect on the Business or on the Seller’s Assets as reflected in the Financial Statements, or (iii) if not continued in the future, might adversely affect the Business or the Seller’s Assets, or which might subject Seller to liability in any proceeding.

5.14         Disclosure.  All of Seller’s representations made in this Agreement and its related documents are true and contain no untrue statements and do not omit important facts.  Purchaser’s principal shareholders are managers of the Business, and as such they are in a position to know of the existence of any adverse material facts concerning the Business or the Seller’s Assets.

5.15         No Conflict.  To the best of Seller’s knowledge, performance of this Agreement by Seller will not conflict with any regulations or agreements to which Seller is a party.  No authorization or filing, which has not already been completed, is necessary for Seller to perform this Agreement.

6.             Representations and Warranties by Purchaser.  Purchaser represents and warrants to Seller as follows:

6.1           Organization.  Purchaser is a corporation organized and in good standing under the laws of the State of Utah and has full authority to enter into this Agreement and to carry on its business and to own and operate its properties.

6.2           Authorization and Approval of Agreement.  All actions required to be taken by Purchaser relating to the execution and performance of this Agreement shall have been taken at or prior to the Closing.

6.3           Execution and Performance of Agreement.  The performance of this Agreement by Purchaser will not result in a default of any Agreement to which Purchaser is a party.  Purchaser has the authority to enter into this Agreement.

6.4           Litigation.  There is no claim, order, investigation or other proceeding, against Purchaser relating to the transactions contemplated by this Agreement and Purchaser does not know or have any reason to be aware of any basis for the same.

7.             Conduct of Business Prior to Closing.

7.1           Prior to the Closing, Seller shall conduct the Business only in a manner consistent with its prior practice and shall preserve its assets and properties in good condition and maintain insurance thereon in accordance with present practices, and Seller will use its best efforts (i) to preserve the Business intact, (ii) to keep available the services of Seller’s present employees, agents and independent contractors relating to the Business, (iii) to preserve the goodwill of Seller’s suppliers, customers, landlords and others having business relations with it in connection with the Business, and (iv) to cooperate with Purchaser and assist in obtaining the consent of any party to any lease or contract with Seller where the consent of such party may be required by reason of this Agreement.

7.2           If there is a change in any information contained in this Agreement or its related documents prior to closing, Seller shall give Purchaser prompt written notice.

7.3           As it relates to the Business or the Seller’s Assets, Seller shall consult with and follow the recommendations of Purchaser with respect to (i) canceling agreements to which Seller is a party, including purchase orders and commitments for capital expenditures or improvements, (ii) discontinuing particular items or operations and (iii) purchasing, pricing or selling policy (including selling merchandise at discounts); provided, however, that nothing contained in this Section shall require Seller to take action that is likely to result in a penalty or claim for damages against Seller, or in losses to Seller, or to interfere with the conduct of Seller’s business operations other than the Business consistent with prior practice, or to result in a breach by Seller of any of its representations contained in this Agreement (unless the breach is waived by Purchaser).

8.             Access to Information and Documents.  Prior to Closing, and for the period of twelve months following the Closing, upon Purchaser’s request, Seller shall give Purchaser reasonable access to Seller’s personnel and to its properties, documents and records relating to the Business or to the Seller’s Assets.

9.             Bulk Sales Compliance.  Purchaser waives Seller’s compliance with the Bulk Sales Law of any state.  Seller agrees to pay all claims of creditors that could be asserted against Purchaser because of such noncompliance unless such claims are assumed by Purchaser under this Agreement.  Seller shall indemnify Purchaser against any liability or expense, including attorneys’ fees, incurred by Purchaser by reason of the failure of Seller to pay such claims.

10.           Conditions Precedent to Purchaser’s Obligations.  All obligations of Purchaser under this Agreement are subject to, at Purchaser’s option, each of the following conditions at or prior to the Closing, and Seller shall use its best efforts to cause each condition to be fulfilled:

10.1         All representations of Seller in this Agreement or the related documents shall be correct when made and shall be deemed to have been made again as of the Closing, and shall then be correct except for changes allowed under the terms of this Agreement.

10.2         All duties required by this Agreement to be performed by Seller at or before the Closing shall be performed.

10.3         Between the date of this Agreement and the Closing, there shall be no material adverse change in the condition of Seller’s Assets or of Seller’s mini-enclosure business.

10.4         All documents required to be delivered to Purchaser at or prior to the Closing shall be delivered.

11.           Conditions Precedent to Seller’s Obligations.  All obligations of Seller under this Agreement are subject to, at Seller’s option, each of the following conditions at or prior to the Closing, and Purchaser shall use its best efforts to cause each condition to be fulfilled:

11.1         All representations of Purchaser contained in this Agreement or the related documents shall be correct when made and shall be deemed to have been made again as of the Closing, and shall then be correct except for changes allowed under the terms of this Agreement.

11.2         All duties required by this Agreement to be performed by Purchaser at or before the Closing shall be performed.

11.3         All documents required to be delivered to Seller at or prior to the Closing shall be delivered.

12.           Non-competition/Non-Solicitation Agreement of Seller. For a period of three years following the date hereof, Seller shall not, directly or indirectly, as principal, investor, or in any similar capacity (i) engage in the Business anywhere in the world, (ii) own, manage, operate or control, or participate in the ownership, management, operation or control of, any business which directly or indirectly competes with the Business anywhere in the world, or (iii) with respect to the Business interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between Purchaser and any of its licensors, licensees, clients, customers, suppliers, employees or other related parties, or employ, solicit or induce for hire any of the employees, agents, consultants or advisors of Purchaser or any employee who has left the employment of Purchaser within six months of the termination of said employee’s employment with Purchaser without the prior written consent of Purchaser; provided, however, that nothing herein shall preclude Seller from beneficially owning less than five percent of the stock of any publicly traded company or merging with any other entity.

13.           Non-Solicitation Agreement of Purchaser. For a period of three years following the date hereof, Purchaser shall not employ, solicit or induce for employment, directly or indirectly, any employees of Seller or any individual who has left the employment of Seller during the preceding six months without the prior written consent of Seller.

14.           Cross-Referrals.  For a period of two years following the date hereof, each party shall direct to the other party any inquiries it receives concerning the business conducted by such other party.

15.           Indemnification.

15.1         Seller shall indemnify Purchaser, and shall hold Purchaser harmless from:

15.1.1  any loss suffered by Purchaser because a representation was not true, a warranty was breached or a duty was not performed by Seller contained in this Agreement or a related document;

15.1.2  any loss suffered by Purchaser as a result of, or in connection with, any of Seller’s debts, obligations or liabilities that are not assumed by Purchaser under this Agreement or under the Liabilities Undertaking;

15.1.3  any debts, obligations or liabilities of Seller, which exist as of the Closing Date or which arise after that date but which are based upon any transaction, state of facts or other condition which occurred on or before the Closing Date, except to the extent (i) reflected on the schedules attached to this Agreement, and (ii) assumed by Purchaser under the terms of the Liabilities Undertaking; and

15.1.4  any claims, judgments and expenses, including legal fees, incurred for any of the foregoing or for attempting to avoid or oppose the same or for enforcing this indemnity.

15.2         Purchaser shall indemnify Seller, and shall hold Seller harmless from:

15.2.1  any loss suffered by Seller because a representation was not true, a warranty was breached or a duty was not performed by Purchaser contained in this Agreement or a related document;

15.2.2  any debts, obligations or liabilities of Seller assumed by Purchaser under this Agreement or under the Liabilities Undertaking; and

15.2.3  any claims, judgments and expenses, including legal fees, incurred for any of the foregoing or for attempting to avoid or oppose the same or for enforcing this indemnity.

16.           Nature and Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall survive the Closing.

17.           Notices.  Any notices described under this Agreement shall be in writing and shall be deemed given when personally delivered or mailed by first class registered mail, return receipt requested, addressed to the parties at the addresses set forth above.

18.           Arbitration.

18.1         Any action, dispute, controversy or claim between or among the parties, whether sounding in contract, tort, or otherwise (“Dispute”) shall, at the request of any party, be finally resolved by arbitration as set forth below, and shall include any Dispute arising out of or relating to this Agreement or any agreements or instruments relating to this Agreement or delivered in connection with this Agreement.  Any such Dispute shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration proceedings shall be conducted in Salt Lake City, Utah.  The arbitrator(s) shall have the qualifications set forth in Section 18.2.  All statutes of limitation which would otherwise be applicable in a judicial action brought by a Party shall apply to any arbitration proceeding under this Agreement.

18.2         The arbitrator(s) shall be selected in accordance with the rules of the American Arbitration Association from panels maintained by the Association.  A single arbitrator shall be knowledgeable in the subject matter of the arbitration proceeding.  If more than one arbitrator is selected, at least one of the arbitrators must be knowledgeable in the subject matter of the Dispute and at least one of whom must be a practicing attorney.  If more than one arbitrator is selected, the controversy shall be decided by a majority vote of the arbitrators.  The arbitrator(s) may award recovery of all costs and fees (including attorneys’ fees, administrative fees, arbitrators’ fees, and court costs) to the prevailing party.  The arbitrator(s) also may grant provisional or ancillary remedies such as, for example, injunctive relief, attachment, or the appointment of a receiver, either during the pendency of the arbitration proceeding or as part of the arbitration award.

18.3         Notwithstanding the applicability of other law to any agreements or instruments between or among the parties, the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. shall apply to the construction and interpretation of this Agreement.

18.4         The parties acknowledge that they have read and understand the following disclosures:

ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL.

PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED AND DIFFERENT FROM COURT PROCEEDINGS.

ARBITRATORS’ AWARDS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY ARBITRATORS IS STRICTLY LIMITED.

19.           Legal and Other Costs.  In the event that any party defaults in its obligations under this Agreement and, as a result thereof, another party seeks to legally enforce its rights hereunder against the defaulting party, then, in addition to all damages and other remedies to which the non-defaulting party is entitled by reason of such default, the defaulting party shall be liable for and shall promptly pay to the non-defaulting party an amount equal to all costs and expenses (including reasonable attorneys’ fees) paid or incurred by the non-defaulting party in connection with such enforcement to the extent awarded by arbitration.

20.           Subsequent Sale by Purchaser.  If at any time within twelve (12) months from the date of Closing (i) the Purchaser shall sell all or substantially all of Seller’s Assets, or  (ii) the Purchaser or the shareholders of Purchaser shall individually or collectively sell more than 50% of the outstanding stock of Purchaser, and if the total consideration to be paid to the Purchaser for such assets or stock is valued at more than $107,500, then Purchaser or the shareholders of Purchaser, as the case may be, shall pay to Seller 50% of the total consideration received for such assets or stock in excess of $107,500.

21.           Miscellaneous.

21.1         This writing contains the entire agreement of the parties concerning the subject matter hereof and it may not be amended or terminated except by a written agreement signed by all the parties.

21.2         No waiver of any default is valid unless in writing and signed by the waiving party, and no such waiver shall be deemed a waiver of any subsequent default.

21.3         This Agreement shall be binding upon and inure to the benefit of each corporate party, its successors and assigns, and each individual party hereto and his/her heirs, personal representatives, successors and assigns.

21.4         The paragraph headings are for the purposes of convenience only and are not intended to define or limit the contents of the paragraphs.

21.5         Each party shall cooperate and take such further action as may be reasonably requested by any other party to carry out the provisions and purposes of this Agreement.

21.6         This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

21.7         This Agreement and any amendments shall be governed by and construed in accordance with laws of the State of Utah.

21.8         Any information revealed pursuant to this Agreement or previously in the course of negotiations shall be held in confidence and solely for the purpose of consummating this Agreement in allowing the parties to exercise prudent care.  If this Agreement is not consummated, no further use shall be made of such information (except to the extent such information was already known prior to this Agreement) and the parties may be held accountable for any unauthorized use.  If this Agreement is not consummated, the parties shall return all documents received from any party in connection with this Agreement.

21.9         Each provision of this Agreement shall be interpreted in such a way as to be valid under all laws, but in case any of the provisions shall be held to be illegal or unenforceable, such illegality or unenforceability shall not affect any other provision and this Agreement shall be interpreted as if the invalid provision was not included unless the absence of such provision would make completing the transactions contemplated hereby unreasonable.

21.10       Either party shall have fifteen (15) days from receipt of a written notice to cure any default hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

SELLER:
DAW TECHNOLOGIES, INC.
A Utah corporation

By:	/s/ James C. Collings
Its: CEO

PURCHASER:
INTELLIGENT ENCLOSURES INC.,
a Utah corporation

By:	/s/ Roderick C. St.Vaughan
Its: President

SCHEDULE OF EXHIBITS

Exhibit A	Bill of Sale and Assignment
Exhibit B	Promissory Note in the principal amount of $12,000.00
Exhibit C	Promissory Note in the principal amount of $57,500.00
Exhibit D	Liabilities Undertaking
Exhibit E	Intellectual Property Assignment
Exhibit F	Domain Name Assignment
Exhibit G	Allocation of Purchase Price